                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         American Pacific Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                         AMERICAN PACIFIC CORPORATION

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held March 14, 2000

     Notice is hereby given that the Annual Meeting of the Stockholders of American Pacific Corporation (the "Company") will be held at the Las Vegas Country Club, Rotunda Room, located at 3000 Joe W. Brown Drive, Las Vegas, Nevada, on March 14, 2000, at 10:30 a.m. local time, for the following purposes:

     1. To elect four Class C Directors to serve for a term of three years expiring in 2003 and thereafter until their successors are duly elected and qualified; and

     2. To consider and act upon the stockholder proposals described in the accompanying Proxy Statement, if presented at the meeting; and

     3. To transact such other business as may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

     Reference is made to the accompanying Proxy Statement for more complete information concerning the foregoing matters. The Board of Directors has fixed the close of business on Friday, February 4, 2000, as the date as of which the stockholders who are entitled to notice of, and to vote at, said meeting and any adjournment(s) or postponement(s) thereof, are to be identified. Only persons who were stockholders of record as of the close of business on February 4, 2000 are entitled to notice of and to vote at the meeting and any adjournment(s) or postponement(s) thereof.

     All stockholders of the Company are cordially invited to attend the meeting in person. However, to assure that each stockholder's vote is counted at the meeting, stockholders are requested to mark, sign, date and return the enclosed proxy as promptly as possible in the envelope provided. Stockholders who attend the Annual Meeting may vote in person at the Annual Meeting even if they have previously returned a proxy. If you receive more than one proxy because your shares are registered in different names or at different addresses, please sign and return each such proxy so that all of your shares may be represented at the Annual Meeting.

                         By Order of the Board of Directors



                         David N. Keys, Secretary

February 7, 2000

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                                      of
                         AMERICAN PACIFIC CORPORATION
                     3770 Howard Hughes Parkway, Suite 300
                           Las Vegas, Nevada  89109
                                (702) 735-2200

     The enclosed proxy is solicited on behalf of the Board of Directors of American Pacific Corporation, a Delaware Corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, March 14, 2000, at 10:30 a.m., local time, or at any adjournment(s) or postponement(s) thereof. The Annual Meeting will be held at the Las Vegas Country Club, Rotunda Room, located at 3000 Joe W. Brown Drive, Las Vegas, Nevada. This Proxy Statement was first mailed to Stockholders of the Company on or about February 7, 2000, accompanied by the Company's Annual Report to Stockholders for the fiscal year ended September 30, 1999.

     At the Annual Meeting, the following matters will be considered and voted on:

     1. Election of four Class C Directors to hold office until the 2003 Annual Meeting of Stockholders and thereafter until their successors shall have been duly elected and qualified; and

     2. The Stockholder proposals described in this Proxy Statement, if presented at the meeting; and

     3. Such other business as may properly come before the Annual Meeting and any adjournment(s) or postponement(s) thereof.

     The Board of Directors recommends that stockholders vote FOR election of the directors proposed in Item No. 1 below and AGAINST the stockholder proposals in Items No. 2 and 3 below, if presented at the meeting. Officers and Directors of the Company, collectively owning, directly or indirectly, 518,072 shares, or approximately 7.3 percent, of the Company's $.10 par value common stock (the "Common Stock") as of February 4, 2000 (the "Record Date"), have indicated that they intend to vote in favor of election of the directors proposed in Item No. 1 below and against the stockholder proposals in Items No. 2 and 3 below. The Company's principal executive offices are located at 3770 Howard Hughes Parkway, Suite 300, Las Vegas, Nevada 89109, and its telephone number at that address is
(702) 735-2200.


QUORUM AND VOTING RIGHTS

     Stockholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. On February 4, 2000, 7,080,955 shares of Common Stock were issued and outstanding. The holder of each share is entitled to cast one vote on all matters. The presence, in person or by proxy, of the holders of a majority of the outstanding Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

SOLICITATION OF PROXIES

     The solicitation of Proxies pursuant to this Proxy Statement will be made primarily by mail. In addition, officers, employees and other representatives of the Company and its subsidiary corporations, without compensation, may solicit proxies by telephone, telegraph, facsimile transmission, mail or personal interview. Arrangements will also be made with banks, brokerage firms and others to forward solicitation materials to the beneficial owners of shares held of record by them. In addition, the Company has retained Beacon Hill Partners, Inc. to assist in the proxy solicitation process at a cost of $12,500 plus expenses. The total cost of the solicitation process, including the reimbursement of the expenses of brokers and nominees, will be borne by the Company.


VOTING AND REVOCATION OF PROXIES; ADJOURNMENT

     Shares represented by valid proxies received by the Company will be voted in accordance with the specifications made therein by the stockholder. Any valid proxy that does not specify otherwise will (unless the proxy is validly revoked) be voted "for" election of the directors proposed in Item No. 1, "against" the Stockholder proposals in Items No. 2 and 3 and, in the discretion of the proxy holders, on such other matters as may properly come before the Annual Meeting. The election of directors requires the affirmative vote of 80% of the shares of Common Stock present and voting at the Annual Meeting. According to the Bylaws of the Company, in the event that nominees for election do not receive the affirmative vote of 80% of such shares present and voting, the incumbent Directors will remain in office until the next annual meeting, at which time both the Class C Directors and the Class A Directors will stand for election. The affirmative vote of a majority of the shares present and voting will be required to adopt the stockholder proposals and to take any other action presented to the meeting. The Bylaws of the Company require that a quorum consisting of a majority of the outstanding shares be present at the meeting, either in person or by proxy, to conduct business.

     The Board of Directors does not know of any matters to be considered at the Annual Meeting other than the Proposal for election of Class C Directors described above and the Stockholder proposals described below, if they are presented to the meeting. A stockholder may revoke any proxy given pursuant to this solicitation by attending the Annual Meeting and voting in person, or by delivering to the Secretary of the Company at the Company's principal executive offices identified above prior to the Annual Meeting a written notice of revocation or a duly executed proxy bearing a later date than that of the previous proxy. The mere presence of a stockholder at the Annual Meeting will not revoke a proxy previously given.

     In the event that sufficient votes in favor of election of the directors proposed in Item No. 1 are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournments will require the affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at the Annual Meeting, whether or not a quorum is present. The persons named as proxies will vote in favor of any such proposed adjournments.

     Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that "withhold authority to vote" as shares that are present and entitled to vote for purposes of determining the presence of a quorum, the election of directors and the outcome of certain other matters.

     Pursuant to Delaware law, shares voted by brokers as to discretionary matters only and shares abstaining will be counted as present for the purpose of determining whether there is a quorum. With respect to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. With respect to the stockholder proposals, abstentions will have the effect of negative votes and shares with respect to which a broker has physically indicated on the proxy that the broker does not have discretionary authority to vote the shares will be treated as not present and not entitled to vote with respect to that matter.


PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth information as of the most recent practicable date as to those persons known to the Company to own beneficially five percent or more of the outstanding Common Stock of the Company.

-----------------------------------------------------------------------------------------------------
                                                                 Amount and Nature
                               Name and Address                    of Beneficial        % of Class
   Title of Class            of Beneficial Owner                   Ownership /(1)/      Outstanding
-----------------------------------------------------------------------------------------------------
Common Stock           Public School Employees' Retirement         1,875,000/(2)/          20.9%
                       System of the Commonwealth of
                       Pennsylvania
                       Five North 5th Street
                       Harrisburg, PA  17101

Common Stock           Artisan Partners Limited Partnership          886,000/(3)/          12.5%
                       1000 North Water Street, #1770
                       Milwaukee, WI 53202

Common Stock           Franklin Advisory Services, Inc.              684,000/(4)/           9.7%
                       One Parker Plaza, 16th Floor
                       Fort Lee, NJ  07024

Common Stock           J. Ezra Merkin                                610,697/(5)/           8.6%
                       450 Park Avenue
                       New York, NY  10022

Common Stock           Dimensional Fund Advisors, Inc.               528,200/(6)/           7.5%
                       1099 Ocean Avenue
                       11th Floor
                       Santa Monica, CA  90401

Common Stock           Fred D. Gibson, Jr.                           455,312/(7)/           6.4%

Common Stock           State Street Research & Management Co.        439,200/(8)/           6.2%
                       One Financial Center
                       Boston, MA  00211-2690
---------------------------------------------------------------------------------------------------

(1) Except as otherwise indicated, each stockholder in the table exercises sole voting and investment power with respect to the Company's Common Stock indicated as beneficially owned by such stockholder.

(2) This figure represents the number of shares that can be acquired upon the exercise of a warrant that was issued to the Public School Employees' Retirement System of the Commonwealth of Pennsylvania on February 21, 1992. The exercise price of the warrant is $14.00 per share.

(3) Information with respect to this stockholder was obtained from a Schedule 13G filed with the Securities and Exchange Commission on January 5, 2000.

(4) Information with respect to this stockholder was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission, as most recently amended on January 18, 2000.

(5) Information with respect to this stockholder was obtained from a Schedule 13D/A filed with the Securities and Exchange Commission, as most recently amended on January 12, 2000.

(6) Information with respect to this stockholder was obtained from a Form 13F filed with the Securities and Exchange Commission on October 27, 1999.

(7) Includes 80,000 shares of Common Stock subject to options granted to Mr. Gibson pursuant to the Company's employee stock option plans, which options are exercisable within 60 days after February 4, 2000.

(8) Information with respect to this stockholder was obtained from a Form 13F filed with the Securities and Exchange Commission on November 12, 1999.


ITEM NO. 1 - ELECTION OF CLASS C DIRECTORS

     On November 9, 1999, the Board of Directors nominated the following persons, all of whom are presently Directors, for re-election to serve in the class and for the term indicated below, and until their respective successors have been elected and qualify:

                                                                 To Serve Until
                 Name                  Class of Director        Annual Meeting in
                 ----                  -----------------        -----------------
          Fred D. Gibson, Jr.                 C                        2003

          Berlyn D. Miller                    C                        2003

          Victor M. Rosenzweig                C                        2003

          Dean M. Willard                     C                        2003

     The Company's Certificate of Incorporation provides that the Company's Board of Directors is divided into three classes of not less than one nor more than four Directors. The Company's Board of Directors presently consists of four Class A Directors, four Class B Directors, and four Class C Directors. One Class of Directors is elected annually. Directors in a Class are elected for a term of office of three years and thereafter until a successor is duly elected and qualifies.

     The Board of Directors recommends that the stockholders vote "for" the above-named nominees. It is intended that the persons named in the accompanying proxy will vote for the election of those persons, unless the stockholder giving the proxy withholds authority to vote for one or more of them. The Board of Directors believes that each of the nominees will be available and able to serve as a Director, but if for any reason any of them is not, the persons named as proxy may exercise discretionary authority to vote for a substitute nominee (or substitute nominees) proposed by the Board of Directors. However, the Board of Directors does not intend to make any such substitution. Proxies cannot be voted for a number of persons greater than the number of Class C nominees named herein.

     Information concerning the Directors of the Company, including the nominees, is set forth below. The table below indicates the number of shares of Common Stock beneficially owned by each Director, or that such Director has the right to vote or the right to acquire within 60 days after February 4, 2000, and by all of the Directors and executive officers of the Company as a group, as of February 4, 2000.

----------------------------------------------------------------------------------------------------------------------
                                                                                    Stock Ownership
                                                                                   Amount and Nature       Percent
                                             Director                                of Beneficial           of
      Name                      Age           Since        Title of Class            Ownership/(1)/         Class
----------------------------------------------------------------------------------------------------------------------
NOMINEES FOR ELECTION
----------------------------------------------------------------------------------------------------------------------
Class C Directors (term of office expires in 2000)
Fred D. Gibson, Jr.              72            1982         Common Stock              455,312/(2)/           6.4%

Berlyn D. Miller                 62            1993         Common Stock               18,655/(3)/           /(4)/

Victor M. Rosenzweig             61            1988         Common Stock               15,900/(3)/           /(4)/

Dean M. Willard                  53            1997         Common Stock               27,000/(5)//(6)/      /(4)/
----------------------------------------------------------------------------------------------------------------------
CONTINUING MEMBERS OF THE BOARD
----------------------------------------------------------------------------------------------------------------------
Class A Directors (term of office expires in 2001)

Eugene A. Cafiero                73            1997         Common Stock               38,400/(5)/           /(4)/

John R. Gibson                   62            1988         Common Stock              181,200/(7)/           2.5%

David N. Keys                    43            1997         Common Stock              152,871/(8)/           2.1%

Thomas A. Turner                 74            1986         Common Stock               39,633/(3)/           /(4)/

Class B Directors (term of office expires in 2002)

Jan H. Loeb                      41            1997         Common Stock               17,000/(5)/           /(4)/

Norval F. Pohl                   56            1986         Common Stock               17,000/(3)/           /(4)/

C. Keith Rooker                  62            1988         Common Stock               38,256/(9)/           /(4)/

Jane L. Williams                 61            1993         Common Stock               14,500/(3)/           /(4)/
-------------------------------------------------------------------------------------------------------------------------
All Directors and executive officers                        Common Stock           1,148,572/(10)/          14.9%
as a group (15 persons)
-------------------------------------------------------------------------------------------------------------------------

     (1) Each Director and executive officer exercises sole voting and investment power with respect to the Common Stock indicated as beneficially owned by him.

     (2) Includes, with respect to Mr. Fred D. Gibson, Jr., 80,000 shares subject to options, which options are exercisable within 60 days after February 4, 2000.

     (3) Includes, with respect to each such Director, 14,500 shares of Common Stock subject to options, which options are exercisable within 60 days after February 4, 2000.

     (4)  Less than 1%.

     (5) Includes, with respect to each such Director, 17,000 shares of Common Stock subject to options, which options are exercisable within 60 days after February 4, 2000.

     (6) Mr. Willard disclaims beneficial ownership of 3,000 shares of Common Stock which he holds for the benefit of family members except to the extent of his pecuniary interest therein.

     (7) Includes, with respect to Mr. John R. Gibson, 145,000 shares subject to options, which options are exercisable within 60 days after February 4, 2000.

     (8) Includes, with respect to Mr. Keys, 127,000 shares of Common Stock subject to options, which options are exercisable within 60 days after February 4, 2000.

     (9) Includes, with respect to Mr. Rooker, 24,500 shares subject to options, which options are exercisable within 60 days after February 4, 2000.

     (10) Includes, with respect to all Directors and executive officers as a group, an aggregate of 630,500 shares of Common Stock subject to options, which options are exercisable by such persons within 60 days after February 4, 2000.


THE DIRECTORS

     Eugene A. Cafiero was elected a Director of the Company in January 1997. Mr. Cafiero is currently Chief Executive Officer of Liberty Fuels, Inc., a producer of liquified natural gas for the automotive industry, and a principal of Steep Rock Associates LLP, a management consulting firm. From October 1986 until December 1993, Mr. Cafiero was Chairman, Chief Executive Officer and President of KD Holdings, Inc., a diversified manufacturing company specializing in electronics. Mr. Cafiero was previously Chief Executive Officer of Ariadne Australia, Ltd., a holding company with a diversified investment portfolio; President and Chief Executive Officer of Mid-American Communications, a long distance telephone company; and President and Chief Operating Officer, and Vice Chairman of Chrysler Corporation. Mr. Cafiero also served as a member of the National Highway Traffic Safety Board during the Nixon Administration.

     Fred D. Gibson, Jr. has been a Director of the Company since 1982. Mr. Gibson served as Chief Executive Officer, Chairman of the Board and President of the Company and Chairman and Chief Executive Officer of each of the Company's subsidiaries, from 1985 to July 1997, and Chairman of the Board until March 1998. Mr. Gibson has been a Director of Nevada Power Company (now Sierra Pacific Resources) and Cashman Equipment Company for more than five years. Mr. Gibson currently is a private consultant and serves as a consultant to the Company on an "as needed" basis. Mr. Gibson is the brother of John R. Gibson.

     John R. Gibson has been a Director of the Company since 1988, became Chief Executive Officer and President of the Company in July 1997 and was appointed Chairman of the Board in March 1998. Mr. Gibson has also served as the Chief Executive Officer and President of each of the Company's subsidiary corporations since July 1997. Mr. Gibson was the Company's Vice President-Engineering & Operations from March 1992 to July 1997 and has been the President of American Azide Corporation, a wholly-owned subsidiary of the Company, since 1993. Prior to that time, Mr. Gibson was the Director of Modernization of USS-POSCO Industries, a fabricator of steel products, a position Mr. Gibson held for more than five years. Mr. Gibson is the brother of Fred D. Gibson, Jr.

     David N. Keys was elected a Director of the Company in July 1997. Mr. Keys is the Company's Executive Vice President, Chief Financial Officer, Secretary and Treasurer and has been employed by the Company since 1989. Prior to that time, Mr. Keys, a CPA, CMA and CFM, was with Deloitte, Haskins & Sells (now Deloitte & Touche LLP) for more than five years. Mr. Keys has been a director of ETI International, Inc., a direct marketing organization, since 1998. Mr. Keys has been a director of Amfed Financial, Inc., a financial institution (now Wells Fargo Nevada), for more than five years. In 1999, Mr.

Keys was appointed to the West Coast Advisory Board of Directors of Factory Mutual Insurance Company (FM Global).

     Jan H. Loeb was elected a Director of the Company in January 1997. Mr. Loeb is a Managing Director of Wasserstein Perella & Co., Inc., a New York-based investment banking firm. He is a special situations analyst, and previously provided analyst coverage of American Pacific Corporation to institutional investors and retail brokers. Mr. Loeb was employed by Legg Mason Wood Walker, Inc. from 1991 to 1994, and operated his own firm, Loeb Financial Services, from 1988 to 1991. In 1998, the Company engaged Wasserstein Perella & Co., Inc., to perform certain financial advisory services.

     Berlyn D. Miller was elected a Director of the Company in November 1993. Mr. Miller was also a Director of Western Electrochemical Company, the Company's former principal operating subsidiary, from 1989 until 1995. Mr. Miller was the Chairman, President and Chief Executive Officer of ACME Electric of Las Vegas, Nevada, a construction contractor, until 1997, a position he held for more than five years. Mr. Miller is currently President of Berlyn Miller & Associates, a Government relations and business consulting firm. He is also co-owner of Acme Sand and Gravel Co., A-1 Rubber Stamp & Engraving, ASG Contracting and Southwest Sign Systems.

     Norval F. Pohl has been a Director of the Company since 1986. Dr. Pohl was also a Director of Western Electrochemical Company from 1989 until 1995. In January 1999, Dr. Pohl became the Provost and Executive Vice President of the University of North Texas. Dr. Pohl was previously the Vice President of Finance and Administration of the University of Nevada Las Vegas, and was formerly the Dean of the College of Business at the University of Nevada Las Vegas, a position he held for more than five years. Dr. Pohl is also a Director of the Flagstaff Institute, in Flagstaff, Arizona.

     C. Keith Rooker has been a Director of the Company since 1988. Mr. Rooker was the Executive Vice President of the Company from 1988 to July 1997, and was also a Vice President of the Company from 1985 to 1988 and the Company's Secretary and General Counsel from 1985 to July 1997. Mr. Rooker is a Partner in the Las Vegas, Nevada and Salt Lake City, Utah law firm of Rooker & Gibson. The Company has retained this law firm in the past and during the current fiscal year.

     Victor M. Rosenzweig has been a Director of the Company since 1988. Mr. Rosenzweig has been a Partner in the New York, New York law firm of Olshan Grundman Frome Rosenzweig & Wolosky LLP for more than five years. The Company has retained this law firm in the past and during the current fiscal year.

     Thomas A. Turner has been a Director of the Company since 1986. Before his retirement, Mr. Turner was an officer and director of JMA Architects & Engineers, Inc., of Las Vegas, Nevada, for more than five years.

     Dean M. Willard was elected a Director of the Company in January 1997. Mr. Willard is an executive, business owner and investor. He is Chairman and Chief Executive Officer of Permatex, Inc. and its parent company PBT Brands, Inc. Permatex is a leading supplier of functional chemicals to the automotive aftermarket. Mr. Willard is also Chairman and Chief Executive Officer of Automotive Performance Group, a public company that holds a 22 1/2% interest in the common stock of PBT Brands, Inc. Mr. Willard serves as a director of Perfumania.com, a public company, which is focused on business to business commerce conducted through the internet. From 1989 to 1993, Mr. Willard served as Chief Executive Officer, and until 1995 as Vice Chairman, of Courtaulds Aerospace, Inc., a provider of specialty chemical products to the aerospace industry.

     Jane L. Williams was elected a Director of the Company in November 1993. Ms. Williams was also a Director of Western Electrochemical Company from 1989 until 1995. Ms. Williams is the President, Chairman and Chief Executive Officer of TechTrans International of Houston, Texas, a provider of technical language support services, a position she has held since 1993. Before founding TechTrans International, Ms. Williams was a consultant to businesses in the aerospace industry for more than five years.


STANDING COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has established several standing committees, namely, the Executive Committee, the Audit Committee, the Management and Compensation Committee, the Pension Plan Committee, the Environmental Oversight Committee, the Nominating Committee and the Strategic Planning Committee. The membership and functions of these committees are described below.

     Executive Committee. The Executive Committee consists of John R. Gibson, Chairman, Fred D. Gibson, Jr., Norval F. Pohl, Thomas A. Turner, and Berlyn D. Miller. The Executive Committee is authorized to exercise the power and authority of the Board of Directors with respect to the business of the Company to the extent permitted by the General Corporation Law of the State of Delaware. The Executive Committee operates on a standby basis when it is impractical for the Board of Directors to meet or to act by consent in the absence of a meeting. The Executive Committee held two meetings during the Company's fiscal year ended September 30, 1999.

     Audit Committee. The Audit Committee consists of Berlyn D. Miller, Chairman, Norval F. Pohl, Victor M. Rosenzweig, Jan H. Loeb, Dean M. Willard and Jane L. Williams. David N. Keys acts as an ex officio member. The functions of the Audit Committee include making recommendations to the full Board of Directors concerning the engagement of the Company's independent public accountants, reviewing with the independent public accountants the results of the audit engagement, and reviewing the independence of the independent public accountants. In addition, the Audit Committee may review and represent the Board of Directors with respect to transactions involving management and related parties. The Audit Committee held four meetings during the Company's fiscal year ended September 30, 1999.

     Management and Compensation Committee. The Management and Compensation Committee consists of Thomas A. Turner, Chairman, Norval F. Pohl, Berlyn D. Miller, Jane L. Williams, Fred D. Gibson, Jr., Dean M. Willard and C. Keith Rooker. John R. Gibson acts as an ex officio member. The functions of the Management and Compensation Committee include providing independent review of and making recommendations to the Board of Directors concerning the remuneration arrangements for senior management, executive officers and Directors, recommending compensation plans in which senior management and executive officers are eligible to participate, and assuring the development of management skills essential to the affairs of the Company. The Management and Compensation Committee held two meetings during the Company's fiscal year ended September 30, 1999.

     Pension Plan Committee. The Pension Plan Committee consists of Victor M. Rosenzweig, Chairman, John R. Gibson, Fred D. Gibson, Jr., Eugene A. Cafiero, David N. Keys, Dean M. Willard and Jan H. Loeb. The Pension Plan Committee administers the Company's defined benefit pension and employee stock ownership plans and oversees the performance of the managers of pension plan assets. The Pension Plan Committee held one meeting during the Company's fiscal year ended September 30, 1999.

     Environmental Oversight Committee. The Environmental Oversight Committee consists of Jane L. Williams, Chairman, Thomas A. Turner, Jan H. Loeb, Eugene A. Cafiero, Victor M. Rosenzweig and C. Keith Rooker. The Environmental Oversight Committee oversees the Company's compliance with applicable environmental standards, statutes and regulations. The Environmental Oversight Committee held two meetings during the Company's fiscal year ended September 30, 1999.

     Nominating Committee. The Nominating Committee consists of Norval F. Pohl, Chairman, Eugene A. Cafiero, Fred D. Gibson, Jr., Berlyn D. Miller, and C. Keith Rooker. The function of the Nominating Committee is to identify and propose candidates to serve as Directors of the Company. Proposed nominees for membership on the Board of Directors submitted in writing by stockholders to the Secretary of the Company will be brought to the attention of the Nominating Committee. The Nominating Committee held one meeting during the Company's fiscal year ended September 30, 1999.

     Strategic Planning Committee. The Strategic Planning Committee consists of Eugene A. Cafiero, Chairman, Fred D. Gibson, Jr., Berlyn D. Miller, John R. Gibson, David N. Keys, and Dean M. Willard. The Strategic Planning Committee oversees the Company's overall strategic direction and the Company's business plans. The Strategic Planning Committee held four meetings during the Company's fiscal year ended September 30, 1999.

     A total of seven regularly scheduled and special meetings of the Company's Board of Directors was held during the Company's fiscal year ended September 30, 1999. Each Director attended at least 75 percent of the total of such meetings and of the meetings of all committees of the Board of Directors on which such Director served that were held during the period of time he or she was a Director.


MANAGEMENT

Executive Officers

     The persons who were serving as executive officers of the Company as of September 30, 1999 are John R. Gibson, David N. Keys, James J. Peveler, James P. Dyar and Linda G. Ferguson. All officers are elected annually by the Board of Directors and serve at the pleasure of the Board of Directors, or until their respective successors have been duly elected and qualify.

     For certain information concerning John R. Gibson and David N. Keys, see "The Directors," above.

     James J. Peveler, age 63, is the Company's Vice President and General Manager-Utah Operations. From 1989 to July 1997, Mr. Peveler was the President of Western Electrochemical Company. Mr. Peveler is the beneficial owner of 29,845 shares (less than 1%) of the Company's Common Stock (including 27,500 shares subject to options that are exercisable within 60 days after February 4,
2000), with respect to all of which shares he exercises sole investment and voting power.

     James P. Dyar, age 40, is the Company's Vice President-Finance, Marketing and Contract Administration. Mr. Dyar is the beneficial owner of 89,000 shares, or 1.2%, of the Company's Common Stock (consisting of 89,000 shares subject to options that are exercisable within 60 days after February 4, 2000), with respect to all of which shares he exercises sole investment and voting power.

     Linda G. Ferguson, age 58, is the Company's Vice President-Administration. Ms. Ferguson is the sister of Mr. John R. Gibson and Mr. Fred D. Gibson, Jr.
Ms. Ferguson is the beneficial owner of 14,000 shares (less than 1%) of the Company's Common Stock (consisting of 14,000 shares subject to options that are exercisable within 60 days after February 4, 2000), with respect to all of which shares she exercises sole investment and voting power.

Disclosure of Delinquent Filings

     During the Company's fiscal year ended September 30, 1999, Eugene A. Cafiero, a director of the Company, failed to file timely two reports on Form 4, each with respect to the purchase of 4,000 shares of Common Stock.


EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

     The following table provides certain summary information concerning the compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company's Chief Executive Officer and its four most highly compensated executive officers other than the Chief Executive Officer (the "Named Executive Officers").

---------------------------------------------------------------------------------------------------------------------------
                                                                                                        Long-Term
                                                                                                       Compensation
                                                       Annual Compensation/(1)/                           Awards
                                                ---------------------------------------------------------------------------
Name and                            Fiscal                                     Other Annual          Securities Underlying
Principal Position                   Year        Salary ($)   Bonus ($)       Compensation ($)            Options (#)
----------------------------------  ------      ----------    ---------       ----------------       ---------------------
John R. Gibson/(2)/                  1999         286,067        ---                ---                      45,000
Chairman of the Board, Chief         1998         273,400        ---                ---                         ---
Executive Officer and President      1997         157,433        ---                ---                     140,000

David N. Keys                        1999         235,067        ---                ---                      34,000
Executive Vice President, Chief      1998         223,400        ---                ---                         ---
Financial Officer, Secretary and     1997         199,540        ---                ---                     120,000
Treasurer

James J. Peveler                     1999         181,199        ---                ---                       5,000
Vice President and General           1998         170,600        ---                ---                       5,000
Manager - Utah Operations            1997         169,240        ---                ---                      15,000

James P. Dyar                        1999         169,650        ---                ---                       5,000
Vice President - Finance,            1998         164,175        ---                ---                      35,000
Marketing & Contract                 1997         132,350        ---                ---                      14,000
Administration

Linda G. Ferguson                    1999         104,717        ---                ---                       5,000
Vice President - Administration      1998         101,871        ---                ---                       4,000
                                     1997          80,209        ---                ---                       7,500
---------------------------------------------------------------------------------------------------------------------

     (1) The Company provides automobiles for certain of its executive officers. After reasonable inquiry, the Company has concluded that the aggregate amount of such compensation for any Named Executive Officer does not exceed the lesser of either $50,000 or 10 percent of the total of annual salary and bonus reported for the Named Executive Officers.

     (2) The cash compensation reported for Mr. John R. Gibson does not include compensation paid to Mr. Gibson's sister, Ms. Ferguson or to Mr. Gibson's son, Jeff Gibson, who is employed in an operating division of the Company.

Employment Agreements

     Mr. John R. Gibson and Mr. Keys are employed under employment agreements entered into in May 1999 and December 1994, respectively, providing for the compensation disclosed above, as well as any future compensation increases.
Each agreement provides for a term of three years, extending automatically, in the absence of notice to the contrary, from year to year up to age 70 for Mr. Gibson and age 65 for Mr. Keys. Each agreement is terminable prior to the expiration of its term upon the death or disability of the executive or, at the Company's election, for "cause" (as defined in the agreement) or due to a material breach by the executive of his obligations under the agreement. In the event of certain Corporate Capital Transactions (as defined in the agreements), Mr. Gibson and Mr. Keys are each entitled to receive all compensation that would have been payable through the expiration dates of the agreements.

Stock Options

     The following tables provide information with respect to the Named Executive Officers, concerning options granted and exercised during the Company's fiscal year ended September 30, 1999, and unexercised options held as of September 30, 1999:

                       OPTION GRANTS IN LAST FISCAL YEAR
                       ---------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Potential Realizable Value at
                                                                                                          Assumed Annual Rates
                                                                                                      of Stock Price Appreciation
                                                          Individual Grants                                 for Option term
                            --------------------------------------------------------------------------------------------------------
                                      Number of
                                      Securities         % of Total
                                      Underlying       Options Granted    Exercise or
Name and                            Options Granted    to Employees in    Base Price
Principal Position                       (#)             Fiscal Year       ($/Sh)         Expiration Date    5% ($)       10% ($)
------------------------------------------------------------------------------------------------------------------------------------
John R. Gibson                         22,500              10.8%            7.781             9/13/04        48,369       106,884
Chairman of the Board, Chief           22,500              10.8%            7.781             9/13/05        59,541       135,079
Executive Officer
and President

David N. Keys                          17,000               8.1%            7.781            09/13/04        36,546        80,756
Executive Vice President, Chief        17,000               8.1%            7.781            09/13/05        44,987       102,060
Financial Officer, Secretary and
Treasurer

James J. Peveler                        2,500               1.2%            7.781            09/13/04         5,374        11,876
Vice President and General              2,500               1.2%            7.781            09/13/05         6,616        15,009
Manager - Utah Operations

James P. Dyar                           2,500               1.2%            7.781            09/13/04         5,374        11,876
Vice President - Finance,               2,500               1.2%            7.781            09/13/05         6,616        15,009
Marketing & Contract
Administration

Linda G. Ferguson                       2,500               1.2%            7.781            09/13/04         5,374        11,876
Vice President - Administration         2,500               1.2%            7.781            09/13/05         6,616        15,009
-----------------------------------------------------------------------------------------------------------------------------------

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES
                       ---------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                     Number of Unexercised Options        Value of Unexercised
                                                                              at Fiscal               In-the-Money Options at Fiscal
                                                                              Year-End                        Year-End/(1)/
                                                                                (#)                                 ($)
                                                                   -----------------------------------------------------------------
                       Shares Acquired on    Value Realized
Name                       Exercise (#)           ($)               Exercisable / Unexercisable        Exercisable / Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
John R. Gibson               ---                 ---                  152,500  /    47,500               123,990   /   20,865
David N. Keys                ---                 ---                  137,000  /    37,000               114,098   /   16,598
James J. Peveler             ---                 ---                   33,500  /     2,500                30,423   /      235
James P. Dyar                ---                 ---                  101,500  /     2,500                82,798   /      235
Linda G. Ferguson            ---                 ---                   14,000  /     2,500                15,235   /      235
-----------------------------------------------------------------------------------------------------------------------------------

     (1) On September 30, 1999, the closing price of the Company's Common Stock on the Nasdaq National Market was $7.875 per share.

Retirement Benefits

     Under the Company's defined benefit pension plan, eligible employees, including employees who are Directors and executive officers, are entitled to receive a pension benefit based upon their years of service and their "average compensation." The term "average compensation" is defined to be the average of the employee's earnings for the five consecutive years of employment during which the employee's compensation was the highest, subject to applicable limitations provided by law. Prior to January 1, 1994, the applicable limitation on compensation was $200,000, adjusted for inflation. During the calendar year 1993, the $200,000 figure, adjusted for inflation, amounted to $235,840. Tax legislation that became effective on January 1, 1994, reduced this figure to $150,000, subject to adjustment for inflation in future years. The 1999 limitation on compensation was $160,000. The annual retirement benefit provided under the plan is two percent of each employee's "average compensation," plus 0.65 percent of each employee's "average compensation" in excess of the applicable covered compensation, for each year of service, up to
20. The covered compensation is derived from social security tables and depends upon each individual's year of birth. The maximum benefit under the defined benefit pension plan is limited to the lesser of 100 percent of average compensation or the sum of $90,000, as adjusted for inflation. The $90,000 limitation, adjusted for inflation, amounted to $130,000 for the calendar year 1999. Employees become vested in their pension benefits as they complete years of service in the employ of the Company or its subsidiary corporations, and are fully vested after seven years of service with the Company and its subsidiary corporations.

     The following table presents the noncontributory annual benefits payable for life under the Company's pension plan to employees, assuming normal retirement at age 65 during the Company's current fiscal year under a single life annuity. The amounts shown below represent the application of the pension plan formula to the amounts of compensation and years of service shown. The amounts shown below do not include social security benefits upon retirement.
Nor does the Company's pension plan give credit for years of service in excess of 20. Benefits payable under the pension plan must be in compliance with the applicable guidelines or maximums prescribed in the Employee Retirement Income Security Act of 1974, as currently stated or as adjusted from time to time. The amounts shown below do not anticipate future changes in salary levels or inflation. All benefits shown are for an employee born in 1934 (age 65 in 1999). Benefits for employees born later may be lower.

                              PENSION PLAN TABLE
                              ------------------

----------------------------------------------------------------------------------------------------------
                                                             Years of Service
                               ---------------------------------------------------------------------------
     Average Compensation                   15                       20                       25
-------------------------------           -------                  -------                  -------
          $ 125,000                       $47,055                  $62,740                  $62,740
            150,000                        56,993                   75,990                   75,990
            175,000                        60,968                   81,290                   81,290
            200,000                        60,968                   81,290                   81,290
----------------------------------------------------------------------------------------------------------

     The credited years of service under the pension plan as of September 30, 1999 for each of the Company's Named Executive Officers is as follows: John R. Gibson, 8 years; David N. Keys, 10 years; James J. Peveler, 17 years; James P. Dyar, 9 years; and Linda G. Ferguson, 14 years.

     John R. Gibson and David N. Keys also participate in the American Pacific Corporation Supplemental Executive Retirement Plan (the "SERP"). The SERP provides total annual retirement benefits, including annual retirement benefits provided under the Company's defined benefit pension plan, equal to 60 percent of average compensation. The SERP defines average compensation as the average of the employee's earnings for the three consecutive years of employment during which the employee's compensation was the highest. Vesting in the SERP occurs over a 10-year period subject to meeting certain age plus years of service requirements.

     Assuming ten years of service and meeting the age plus years of service requirements, annual benefits payable in the form of a single life annuity under the SERP at the age of 65 are approximately $107,000 to John R. Gibson and $51,000 to David N. Keys. These annual SERP benefits are in addition to the maximum annual benefits payable after 20 years of service reflected in the above Pension Plan table and do not anticipate future changes in salary levels or inflation. At September 30, 1999, Mr. Gibson and Mr. Keys were each 80 percent vested in the above annual SERP benefits.

Certain Relationships and Related Transactions

     For a description of certain transactions between the Company and certain executive officers and Directors, see "Compensation Committee Interlocks and Insider Participation," below.

REPORT OF THE MANAGEMENT AND COMPENSATION COMMITTEE


Executive Compensation Principles

     The Company's executive compensation program is based upon guiding principles designed to align executive compensation with the values, objectives, and business and financial performance of the Company, and to motivate the Company's officers and key employees to achieve the Company's goals of providing the Company's stockholders with a competitive return on their investments, while at the same time providing the Company's customers with quality products.
Toward that end, the executive compensation program is designed to achieve the following objectives:

     .   Attract and retain highly qualified individuals who are capable of making significant contributions to the long-term success of the Company.

     .   Promote a performance oriented environment that encourages Company and individual achievement.

     .   Reward executive officers for long-term strategic management and the enhancement of stockholder value.

     .   Provide levels of total compensation that are competitive with those provided by other companies with which the Company may compete for executive talent.

Executive Compensation Program

     The Company's executive compensation program consists of both cash and equity-based compensation. The Management and Compensation Committee of the Board of Directors is responsible for establishing and administering the policies that govern both cash and equity-based compensation. The Management and Compensation Committee is responsible for reviewing the executive compensation program on at least an annual basis to ensure conformance to the Company's executive compensation principles. Annual base salary increases reflect an individual's performance and contribution to the Company over several years.

     Cash Compensation. The base salaries of the Company's Chief Executive Officer and other executive officers as a group were established by the Management and Compensation Committee after considering rates of compensation then being paid by the Company, as well as salary trends and overall performance. Salary levels were also influenced by the Company's continuing focus on cost containment. Consequently, cash compensation paid to executive officers during the September 30, 1999 fiscal year was influenced more by these factors than by compensation levels for comparable positions in the industry. The Company does not have an annual bonus plan. Except as provided in the Company's 1997 Stock Option Plan, the Company has not established a policy with regard to Section 162(m) of the Internal Revenue Code of 1986, as amended, because the Company has not paid, and does not currently anticipate paying, compensation in excess of $1 million per annum to any employee.

     Equity-Based Compensation. The Company's stock option plans are designed to advance the long-term interests of the Company by aligning the long-term interests of the Company's executive officers with those of the Company's stockholders by providing executive officers with an opportunity to build a meaningful equity position in the Company. The Board of Directors or a committee thereof has in the past made substantial grants of stock options to its executive officers. The Management and Compensation Committee may recommend additional grants of stock options in the future. In September 1999, options to purchase Common Stock, each at an exercise price of $7.781 per share, were granted by the Board of Directors with respect to 45,000 shares to John R. Gibson, 34,000 shares to David N. Keys and 5,000 shares to each of James P. Dyar, James J. Peveler and Linda Ferguson,. No outstanding stock options were re-priced, amended or modified during the Company's fiscal year ended September 30, 1999.

                              Management and Compensation Committee
                              Thomas A. Turner, Chairman
                              Fred D. Gibson, Jr.
                              Norval F. Pohl
                              Berlyn D. Miller
                              Dean M. Willard
                              Jane L. Williams
                              C. Keith Rooker

Compensation Of Directors

     Directors of the Company (other than Messrs. John R. Gibson, Keys and Rosenzweig) are compensated at the rate of $2,000 per quarter, plus $700 per meeting of the Company's Board of Directors attended, and $500 per committee meeting attended, and are reimbursed for expenses incurred in attending Directors' meetings. Committee chairmen receive an additional $200 per committee meeting attended and all non-employee members of the Executive Committee receive an additional $250 per month. Mr. Rosenzweig bills the Company at his customary rates for time spent on behalf of the Company (whether as a Director or in the performance of legal services for the Company) and is reimbursed for expenses incurred in attending Directors' meetings.

Compensation Committee Interlocks and Insider Participation

     The Directors who served on the Management and Compensation Committee of the Company during the fiscal year ended September 30, 1999 were John R. Gibson, the Company's Chairman of the Board, Chief Executive Officer and President (solely as an ex officio member), Fred D. Gibson, Jr., C. Keith Rooker, Thomas
A. Turner, Norval F. Pohl, Berlyn D. Miller, Jane L. Williams and Dean M. Willard. (Mr. Fred D. Gibson, Jr. and Mr. C. Keith Rooker are former officers of the Company.)

Indebtedness of Directors and Executive Officers

     On September 28, 1994, Mr. C. Keith Rooker, then the Company's Executive Vice President, borrowed the sum of $96,875 from the Company. Mr. Rooker used the amount borrowed to pay the exercise price of 25,000 options previously granted to him pursuant to the Company's 1988 Incentive Stock Option Plan. Mr. Rooker's loan is evidenced by an unsecured promissory note that bears interest at the prime rate and is payable under a schedule set forth in a settlement and severance agreement with Mr. Rooker. As of December 31, 1999, the balance owing by Mr. Rooker under the promissory note, including accrued interest, was $68,253.

     In 1994, the Company loaned an aggregate of $552,592 to Fred D. Gibson, Jr., then the Company's Chairman, President and Chief Executive Officer. Mr. Gibson's loan is evidenced by an unsecured promissory note that bears interest at the prime rate and is payable on demand. As of December 31, 1999, the balance owing by Mr. Gibson under the promissory note, including accrued interest, was $295,309.41.

     On June 16, 1993, James J. Peveler borrowed the sum of $100,000 from the Company. On September 27, 1993, Mr. Peveler borrowed an additional $40,000. Mr. Peveler's loans are evidenced by his unsecured promissory notes payable to the Company, which bear interest at the prime rate and are payable upon demand. As of December 31, 1999, the total balance owing by Mr. Peveler in respect of the two loans, including accrued interest, was $200,276.

Transactions with Management and Others

     The Company is the General Partner of Gibson Business Park Associates 1986-1, a Nevada limited partnership (the "Limited Partnership"). The Company owns a 70 percent interest in the capital and profits of the Limited Partnership. The remaining 30 percent is owned as follows: 10 percent by Fred D. Gibson, Jr., 10 percent by C. Keith Rooker, five percent by the estate of the late Audrey B. Gibson (the wife of deceased former officer and Director of the Company James I. Gibson and sister-in-law to Fred D. Gibson, Jr. and John R. Gibson), two percent by James B. Gibson (a nephew of Fred D. Gibson, Jr. and John R. Gibson and former associate General Counsel of the Company), two percent by Thomas A. Turner, and one percent by Thomas L. War (a former officer and Director of the Company).

     On July 31, 1990, the Company entered into a lease agreement with 3770 Hughes Parkway Associates Limited Partnership, a Nevada limited partnership ("Hughes Parkway"), pursuant to which the Company leased the third floor of a three-story building owned by Hughes Parkway. The Company presently utilizes the third floor of this building as office facilities. Hughes Parkway is a limited partnership of which Howard Hughes Properties, a Delaware limited partnership, is the general partner, and of which the Limited Partnership is the sole limited partner, owning a 33 percent interest in Hughes Parkway. Hughes Parkway financed the cost of construction of the building through contributions from its partners and through borrowing from an unrelated lender.

     The Limited Partnership purchased its interest in Hughes Parkway in July 1990, by paying the sum of $1,040,490 in cash. The Company contributed 70 percent of this amount and, accordingly, acquired a 70 percent interest in the Limited Partnership. The remaining 30 percent was contributed by the aforenamed limited partners in the Limited Partnership. The Limited Partnership and the limited partners are individually liable with respect to a portion of the borrowing from the unrelated lender. The partnership agreement for Hughes Parkway provides that if the lease agreement between the Company and Hughes Parkway should be terminated due to a default by the Company, Howard Hughes Properties can purchase the interest of the Limited Partnership in Hughes Parkway at a discount of as much as 25 percent. The Company has agreed to indemnify the Limited Partnership on account of any financial loss it may suffer as a result of this provision. The lease agreement and participation in the Hughes Parkway transaction were approved by the members of the Board of Directors who are not limited partners in the Limited Partnership or related parties.

     In December 1998, the Company retained Wasserstein Perella & Co., Inc. to provide financial advisory services. Under this engagement, the Company paid such firm fees aggregating $100,000 plus out-of-pocket expenses totaling approximately $27,000. Such engagement has been completed. Mr. Jan H. Loeb, a director, is employed by Wasserstein Perella & Co., Inc.

PERFORMANCE GRAPH


     The following graph shows a five-year comparison of cumulative total returns for the Company's Common Stock, the Wilshire 5000 Index, and the Wilshire Chemicals Index.

                                                         FIVE YEAR CUMULATIVE TOTAL RETURNS
                                  -------------------------------------------------------------------------------------
                                   9/30/94        9/30/95        9/30/96        9/30/97        9/30/98        9/30/99
-----------------------------------------------------------------------------------------------------------------------
-[_]- American Pac Corporation    $ 100           $ 57           $ 70           $ 80           $ 84           $ 83
-----------------------------------------------------------------------------------------------------------------------
-o-   Wilshire Chemicals          $ 100           $115           $141           $179           $161           $178
-----------------------------------------------------------------------------------------------------------------------
-.-   Wilshire 5000               $ 100           $100           $136           $165           $217           $268
-----------------------------------------------------------------------------------------------------------------------

             Total returns assume dividends reinvested on ex-date
                        Fiscal year ending September 30

STOCKHOLDER PROPOSALS


     Following are two proposals submitted by stockholders of the Company. The names and addresses of the stockholder proponents, and information regarding their holdings of the Company's Common Stock, will be furnished promptly upon receipt of any telephone or written request to the Secretary of the Company. According to a Schedule 13D filed with the Securities and Exchange Commission, as recently amended, the stockholder proponents are under common control and sold (net of a small contemporaneous purchase) an aggregate of 818,000 shares of the Company's Common Stock on January 4 and 5, 2000, which represented over 55% of their total holdings of Common Stock at that time.


ITEM NO. 2 - STOCKHOLDER PROPOSAL

     A stockholder has proposed the following resolution for inclusion in this Proxy Statement, and the Company anticipates that such proposal will be presented at the meeting.

          RESOLVED that the Board of Directors is requested to approve and recommend for approval by the Company's stockholders amendments to the Company's Certificate of Incorporation and By-laws eliminating the requirement that directors be elected by a vote of 80% of the outstanding shares.

Supporting Statement:

          The Company's Certificate of Incorporation and By-laws contain provisions that directors must be elected by 80% of the outstanding shares, and if at any election this vote is not achieved, the directors of the class standing for election who are then in office continue in office until the next annual meeting of stockholders. These provisions, which are nearly unprecedented, perpetuate the board, entrench management, put control of the Company in the hands of a small minority of stockholders, and deprive the vast majority of stockholders of the most basic rights of corporate democracy.

          We urge you to support this proposal and to send a strong message to the Company's board of your desire to reclaim your basic corporate democracy rights to elect the directors of your Company.

                      BOARD OF DIRECTORS' RECOMMENDATION

     The Board of Directors recommends that the Stockholders vote against this proposal for the following reasons:

     Most proposals submitted to a vote of the Company's stockholders, whether by management or the stockholders, currently require a vote of a majority of the shares represented at a meeting, whether in person or by proxy. Consistent with applicable Delaware law, in 1981 the Company's Board and stockholders approved a Certificate of Incorporation and By-laws that contained provisions requiring the affirmative vote of 80% of the total votes cast for the election of Directors.
                        -----------------------

     This so-called `super-majority' vote provision of the Company's Certificate of Incorporation and By-laws relating to the election of Directors is intended to provide protection for all stockholders against self-interested actions by one or a few large stockholders. Super-majority voting provisions of various kinds are often included in the governing documents of public corporations. Provisions of this kind are intended to encourage a person making an unsolicited bid for the Company to negotiate with the Board of

Directors to reach terms that are fair and provide the best results for all stockholders. Without such provisions, it may be possible for the holders of a majority of the shares represented at a meeting to take actions that would give them effective control of the Company without negotiating with the Board to achieve the best results for the other stockholders.

     Furthermore, the Proposal is misleading and is based on an erroneous factual assumption, since the Company's Certificate of Incorporation and By-Laws do not require 80% of the outstanding shares to elect Directors. Rather, as
   ---         -----------------------------
indicated above, they require 80% of the total votes cast to elect Directors.
                                         ----------------
The existing provisions also provide that in the event that nominees for election as Directors fail to receive the requisite vote, the Directors then in office would continue to hold office until the next succeeding annual stockholders' meeting, at which time they would stand for election (i.e., they would not hold office for the normal three year term under the existing classified/staggered Board provisions).

     Adoption of this Proposal would not in itself effectuate the changes contemplated by the Proposal. Further action by the stockholders would be required to amend the By-laws and the Certificate of Incorporation. Under our charter documents, an affirmative vote of 80% of the total votes cast by stockholders would be required for approval. Under Delaware law, amendments to the Certificate of Incorporation generally require a recommendation from the Board of Directors prior to submission to stockholders. Although the Board would consider such amendments, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interests of the Company and its stockholders.

     The Board of Directors recommends that you vote "AGAINST" this Proposal. Your proxy will be voted against this proposal unless you specify otherwise.

     The affirmative vote of a majority of the shares present in person or by proxy, and entitled to vote on this item, is required for approval of this proposal.


ITEM NO. 3 - STOCKHOLDER PROPOSAL

     A stockholder has proposed the following resolution for inclusion in this Proxy Statement, and the Company anticipates that such proposal will be presented at the meeting.

          RESOLVED that the Board of Directors is requested to refrain from adopting any future rights plan, commonly known as a "poison pill" without conditioning it upon the approval of stockholders within a period of sixty
     (60) days, and to take all action necessary to terminate or redeem the Company's rights plan currently in effect.

Supporting Statement:

          Stockholder value is maximized when there is an unrestricted market in the Company's shares, and the Company's stockholders may freely exercise their rights as owners of the Company. A rights plan or "poison pill," which prevents stockholders from acquiring more than a specified percentage of the Company's shares without board approval, interferes with the normal functioning of the market and deprives stockholders of value in their investment in the Company. A rights plan may also dissuade potential acquirors from attempting to acquire the Company in a transaction that stockholders believe offers fair value for their shares. By decreasing the ability of potential acquirors to obtain a control position in the Company, a rights plan tends to entrench management, insulate it from accountability, and make management less responsive to the views and concerns of stockholders. Stockholders should have the opportunity to decide whether the negative consequences of a rights plan, as described above, are outweighed by particular circumstances that might make it appropriate to adopt such a plan.

          Proposals similar to this one have been approved by stockholders of other public companies over the past several years, according to the Investor Responsibility Research Center. Other public companies have voluntarily terminated or redeemed their rights plans.

          We urge you to vote FOR this proposal.


                      BOARD OF DIRECTORS' RECOMMENDATION

     The Board of Directors recommends that the Stockholders vote against this proposal for the following reasons:

     American Pacific is one of more than 2,200 public companies that have a stockholder rights plan (i.e., a "poison pill") in place. The Board of Directors of American Pacific adopted a stockholder rights plan in August 1999 (the "Rights Plan") to preserve and maximize value for the Company's stockholders. The Company believes that potential acquirers will be encouraged by the Rights Plan to negotiate directly with the Board of Directors. In the Board's view, the Rights Plan will provide the Board with adequate flexibility in any negotiations and will enhance the Board's ability to negotiate the highest possible bid from a potential acquirer. The Company believes the Board is in the best position to evaluate and negotiate any potential offer, and to develop alternatives to maximize stockholder value.

     The Rights Plan is also intended to protect stockholders against tactics that do not treat all stockholders fairly. It is designed to protect stockholders against potential abuses during the takeover process, such as "creeping" acquisitions of the Company's stock in the open market, hostile tender offers made at less than a full and fair price, partial and two-tiered tender offers that discriminate among stockholders, and other abusive practices that can be used to deprive stockholders of the ability to get a full and fair price for all of their shares. The Rights Plan is not intended to prevent, nor does it prevent, bidders from making offers to acquire the Company at a price and on terms that would be in the best interests of all stockholders.

     The Company's Rights Plan also includes features believed to be particularly beneficial to all of its stockholders and which are most often not included in such plans. It provides that a "TIDE" Committee composed of the non-management Directors will reevaluate the terms of the Plan every three years to consider whether the Plan continues to be in the interests of the Company and its stockholders. The Rights Plan also has a "Chewable" feature, which provides that certain "Qualifying Offers," as defined in the Plan (i.e., a cash tender offer for all shares which includes at least a 30% premium, as defined in the
Plan) do not trigger the so-called "poison pill" aspect of the Rights, as it otherwise would when a person acquires beneficial ownership of 20% of the Company's outstanding shares. (Indeed, even the 20% threshold for triggering the Rights specified in the Company's Plan is at the higher end of the spectrum for Rights Plans).

     The terms of the Rights Plan allow the Board to redeem the rights to permit an acquisition that it determines, in the exercise of its fiduciary duties, adequately reflects the value of the Company and is in the best interests of the stockholders. In fact, a number of target companies with rights plans in place have redeemed the rights after their directors were satisfied that an offer, as negotiated by them, was in the best interests of the target's stockholders.

     A study released by Georgeson and Co. in November 1997 found that rights plans did not reduce the likelihood that a company would become a takeover target. The study further found that a target company with a rights plan commanded a higher price than one without such a plan.

     Delaware law imposes a fiduciary duty on the Board to act in the best interests of the Company's stockholders and to oppose unfair takeover offers. Courts have recognized that rights plans are a useful and legitimate tool available to directors in fulfilling these fiduciary responsibilities to stockholders. The Company's directors are well aware of their fiduciary duties and responsibilities to the Company's stockholders when evaluating the merits of any acquisition proposal.

     The Board believes that the extension or adoption of a stockholder rights plan is appropriately within the scope of responsibilities of the Board, acting on behalf of the stockholders.

     The Board of Directors recommends that you vote "AGAINST" this Proposal. Your proxy will be voted against this proposal unless you specify otherwise.

     The affirmative vote of a majority of the shares present in person or by proxy, and entitled to vote on this item, is required for approval of this proposal.


INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of Deloitte & Touche LLP served as the Company's independent public accountants for the fiscal year ended September 30, 1999. It is expected that this firm will serve as such during the current fiscal year. The Audit Committee met and evaluated the performance of the independent public accountants and recommended that the Board of Directors approve the audit for fiscal year ended September 30, 1999. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting and to have the opportunity to make a statement if he so desires, and will be available to respond to appropriate questions from stockholders.


STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     If a stockholder wishes to have a proposal considered for inclusion in the Company's 2001 Annual Meeting of Stockholders and accompanying proxy solicitation materials, the proposal must be stated in writing and must be filed with the Secretary of the Corporation on or before October 10, 2000. The Board of Directors will review any proposal that is received by that date and will determine whether it should be included in the Company's 2001 Annual Meeting of Stockholders and proxy solicitation materials.

     On May 21, 1998 the Securities and Exchange Commission adopted an amendment to Rule 14a-4, as promulgated under the Securities Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c)(1) governs the Company's use of its discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in the Company's proxy statement. The amendment provides that if the Company does not receive notice of the proposal at least 45 days prior to the first anniversary date of the date of mailing of the prior year's proxy statement, then the Company will be permitted to use its discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement.

     With respect to the Company's 2001 Annual Meeting of Stockholders, if the Company is not provided notice of a stockholder proposal, which has not been timely submitted for inclusion in the

Company's proxy statement, by December 24, 2000, the Company will be permitted to use its discretionary voting authority as outlined above.

OTHER BUSINESS


     As of the date of this proxy statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting, other than as set forth herein and in the Notice of Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

                              By Order of the Board of Directors



                              David N. Keys, Secretary

Dated: February 7, 2000

                          AMERICAN PACIFIC CORPORATION

      THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS IN CONNECTION WITH
          THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 14, 2000

 The undersigned hereby appoints John R. Gibson and David N. Keys, and each of them, with full power of substitution and revocation, the attorneys and proxies of the undersigned to attend and vote all shares of Common Stock of American Pacific Corporation that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of American Pacific Corporation, a Delaware corporation, to be held on March 14, 2000 at 10:30 a.m., local time, at the Las Vegas Country Club, Rotunda Room, located at 3000 Joe W. Brown Drive, Las Vegas, Nevada, and at any adjournment(s) or postponement(s) thereof, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, each dated February 7, 2000.

 THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR PROPOSED IN ITEM NO. 1, AGAINST THE PROPOSALS IN ITEMS NO. 2 AND NO. 3 AND IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

                   (Continued and to be signed on other side)

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[X]   Please mark
      your votes
      as in this
       example


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES IN ITEM NO. 1.

Item No. 1:
To elect Fred D. Gibson, Jr., Berlyn D. Miller, Victor M. Rosenzweig and Dean
M. Willard, each to hold office until the 2003 Annual Meeting of Stockholders and thereafter until their successors have been duly elected and qualified.

                                  WITHHOLD
                    FOR          AUTHORITY
                    [_]            [_]


Nominees: Fred D. Gibson, Jr.  Victor M. Rosenzweig
          Berlyn D. Miller     Dean M. Willard

For, all nominees except as noted below:

--------------------------------------------------------------------------------


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSALS IN ITEMS NO. 2 AND NO. 3.

Item No. 2:

Stockholder proposal concerning elimination of 80% vote requirement for election of directors.

                     FOR   AGAINST  ABSTAIN
                     [_]     [_]     [_]


Item No. 3:
Stockholder proposal concerning (i) elimination of current rights plan and (ii) stockholder vote to adopt any future rights plan.

                     FOR   AGAINST  ABSTAIN
                     [_]     [_]     [_]

Mark box at right if address change has been noted below. [_]

New Address: ___________________________________________________________________

  YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD
              AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.


Signature(s) of Stockholder(s) __________ Date ________________________________

Note: Please insert the date and sign your name exactly as it appears hereon. If shares are held jointly, each joint owner should sign. Executors, administrators, trustees, guardians, etc., should so indicate when signing. Corporations should sign full corporate name by an authorized officer. Partnerships should sign partnership name by an authorized person.

            THIS PROXY CARD IS SOLICITED BY THE BOARD OF DIRECTORS.

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